Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Focus Impact Acquisition Corp. Amendment No. 3 to the Registration Statement on Form S-4/A (“Registration Statement”), of our auditor’s report dated December 1, 2023 with respect to the consolidated financial statements of DevvStream Holdings Inc. and its subsidiaries as at July 31, 2023 and 2022, and for the year ended July 31, 2023 and the period from incorporation on August 27, 2021 to July 31, 2022, as filed with the United States Securities and Exchange Commission, which is included in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

Toronto, Canada	Chartered Professional Accountants
May 2, 2024	Licensed Public Accountants

MNP LLP
1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922	T: 416.596.1711	F: 416.596.7894